Exhibit 99.2

RESTRICTED — FR

MONGKHA LU

DIRECTOR

COMMUNITY INSTITUTIONS GROUP

FINANCIAL INSTITUTION SUPERVISION AND CREDIT

February 5, 2016

Board of Directors

Broadway Financial Corporation
5055 Wilshire Boulevard, Suite 500
Los Angeles, California 90036

Dear Members of the Board:

This letter concerns the Order to Cease and Desist (Order) issued by the Office of Thrift Supervision with the consent of Broadway Financial Corporation (Company), effective September 29, 2010. The Federal Reserve Bank of San Francisco (Reserve Bank) assumed supervisory responsibility for the Order on July 21, 2011.

Whereas the Company is in full compliance with the terms of the Order, and the Reserve Bank received authorization on February 2, 2016, from the Federal Reserve Board of Governors’ Senior Associate Director of Banking Supervision and Regulation and the Deputy General Counsel, the Order is hereby terminated. In addition, this Reserve Bank no longer considers the Company to be in troubled condition. Therefore, the Company is no longer required to comply with restrictions on directorate and management changes, and severance and indemnification payments.

Separately, this Reserve Bank received the fourth quarter progress report dated February 1, 2016. The progress report included all items required by the Order, and we acknowledge the actions taken by the board and senior management to comply with the Order. With the termination of the Order, no further progress reports are required.

If you have any questions about this matter or the Order, please contact Examining Manager John Byrd at 415-974-3416 or john.byrd@sf.frb.org.

Sincerely,

/s/ Mongkha Lu

cc:            Office of the Comptroller of the Currency

950 South Grand Avenue, Los Angeles, CA 90015
(213) 683-2613 mongkha.lu@sf.frb.org
 www.frbsf.org